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                                    EXHIBIT 4.1


        First Sterling Banks, Inc.1996 Substitute Incentive Stock Option Plan




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                             FIRST STERLING BANKS, INC.
                    1996 SUBSTITUTE INCENTIVE STOCK OPTION PLAN


     SECTION 1 - PURPOSE. The purposes of the First Sterling Banks, Inc. 1996 Substitute Incentive Stock Option Plan (the "Plan") are: (i) for First Sterling Banks, Inc. (the "Company") to assume the Eastside Holding Corporation 1995 Substitute Incentive Stock Option Plan for The Eastside Bank & Trust Company Incentive Stock Option Plan, as amended February 17, 1993 (the "Former Plan"); (ii) for the Company to assume all outstanding options granted under the Former Plan; (iii) to assist the Company and its subsidiaries, including The Eastside Bank & Trust Company (the "Bank") in securing and retaining key employees of outstanding ability by making it possible to offer them an increased incentive to join or continue in the service of the Company and Bank; and (iv) to increase the key employees' efforts for the Company's and Bank's welfare by participating in the ownership and growth of the Company. The Plan will be administered by the Board of Directors of the Company (the "Board"), whose construction and interpretation of the Plan and of agreements under the Plan will be final and binding. The options granted under the Plan are intended to be "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986.

    SECTION 2 - GRANT OF OPTIONS. The Board will grant options to purchase shares of the common stock of the Company (the "Stock") to certain of the full-time key employees (the "Participants") of the Company or the Bank who must be employed by the Company or the Bank on the dates of grant and exercise except as permitted in Section 4(c) below. Key employees to whom options may be granted under the Plan will be those selected by the Board from time to time who, in the sole discretion of the Board, have contributed in the past or who may be expected to contribute materially in the future to the successful performance of the Company or the Bank.

    SECTION 3 - AMOUNT OF STOCK. Subject to adjustments made pursuant to the provisions of Section 10, the aggregate amount of Stock which may be purchased upon the exercise of all options which may be granted under the Plan shall not exceed 50,000 shares.

    SECTION 4 - EXERCISE OF OPTIONS; TERMINATION OF OPTIONS; OPTION PRICE.

         (a) EXERCISE OF OPTIONS. Subject to the provisions of Section 4(c) herein, the period during which each option may be exercised shall be fixed by the Board at the time such option is granted, but such period shall expire not later than ten (10) years from the date the option is granted.

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         (b)  OPTION PRICE.  The price at which shares of Stock may be purchased under an option granted pursuant to this Plan shall be determined by the Board, but shall not be less than the fair market value of such shares as determined by the Board on the date that the option is granted. The determination by the Board in good faith of the fair market value of the shares subject to any option shall be conclusive for all purposes hereunder. The option price shall be subject to adjustments in accordance with provisions of Section 10 herein.

         (c) TERMINATION OF OPTIONS. All unexercised options will terminate upon (i) the lapse by their terms, or (ii) the termination of employment of the Participant for any reason excluding death, retirement or disability.

    All unexercised options will terminate ninety (90) days after the termination of employment by a Participant due to death, retirement or disability. During such 90-day period, all unexercised options may be exercised by the Participant or his legal representative in the event of death or mental disability.

    All unexercised options will terminate sixty (60) days after all Participants are notified by the Company of the intended sale or exchange of substantially all of the outstanding Stock, sale of substantially all of the assets of the Company, or the merger, liquidation or dissolution of the Company.

    SECTION 5 - LIMITATIONS. Options shall not be granted to any individual pursuant to this Plan, the effect of which would be to permit such person to first exercise options, in any calendar year, for the purchase of shares having a fair market value in excess of $100,000 (determined at the time of the grant of the options in the manner described in Section 4(b) above). A Participant may exercise options for the purchase of shares valued in excess of $100,000 (determined at the time of grant of the options in the manner described in Section 4(b) above) in a calendar year, but only if the right to exercise such options shall have first become available in prior calendar years.

    No Participant owning more than ten percent (10%) of the combined voting power of all classes of Stock of the Company then outstanding may purchase Stock under this Plan for less than one hundred ten percent (110%) of its fair market value on the date of grant nor may any option to such a Participant be exercisable on a date later than five (5) years from the date of grant.

    SECTION 6 - NONTRANSFERABILITY OF OPTIONS; RESTRICTIONS ON ISSUANCE OF STOCK. Options granted under this Plan are nontransferable except by will or by the laws of descent and distribution. No shares shall be delivered pursuant to any exercise of an option until the requirements of such laws and regulations, as may be deemed by the Board to be applicable to them, are satisfied and until payment in full in cash or by check of the option price for them is received by the Company.

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    SECTION 7 - EFFECTIVE DATE.  The effective date of this Plan is October 7,
1996.

    SECTION 8 - PARTICIPANT'S RIGHTS. A Participant will have no rights as a shareholder until a stock certificate for the Stock is issued. Nothing in the Plan, in any Incentive Stock Option Agreement or resulting stock ownership, will give to a Participant any right to continuation of employment.

    SECTION 9 - OTHER TERMS AND CONDITIONS. Any option granted hereunder shall contain additional terms which are not inconsistent with the terms of this Plan, as the Board deems necessary or desirable, provided that any such option shall qualify as an "Incentive Stock Option" within the meaning of
Section 422 of the Internal Revenue Code of 1986.

    SECTION 10 - CAPITAL ADJUSTMENTS AFFECTING STOCK. In the event of a capital adjustment resulting from a stock dividend, stock split, reorganization, merger, consolidation, or a combination or exchange of shares, the number of shares of stock subject to this Plan and the number of shares under any option granted hereunder shall be adjusted consistent with such capital adjustment. The price of any share under option shall be adjusted so that there will be no change in the aggregate purchase price payable upon the exercise of any such option. The granting of an option pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

    SECTION 11 - AMENDMENTS SUSPENSION OR TERMINATION. The Board of the Company shall have the right, at any time, to amend, suspend or terminate the Plan; provided, however, no amendments shall be made in the Plan without the approval of the stockholders of the Company which:

         (a) Increase the total number of shares for which options may be granted under this Plan for all key employees or for any one of them except as provided in Section 10.

         (b) Change the minimum purchase price for the optioned shares except as provided in Section 10.

         (c) Affect outstanding options or any unexercised rights thereunder except as provided in Section 10.

         (d)  Extend the option period provided in Section 4(a).

         (e)  Extend the termination date of the Plan.

    SECTION 12 - EFFECTIVE DATE, TERM AND APPROVAL. The Plan shall take effect on October 7, 1996. Unless an earlier termination date is specified under Section 11 above, this Plan shall

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terminate on May 30, 2000.  No options may be granted under the Plan after its termination date, but any option granted prior thereto may be exercised in accordance with its terms. The Plan and all options granted pursuant to it are subject to all laws, approvals, requirements and regulations of any governmental authority which may be applicable thereto and, notwithstanding any provisions of the Plan or option agreement, the holder of an option shall not be entitled to exercise his or her option nor shall the Company be obligated to issue any shares to the holder if such exercise or issuance shall constitute a violation by the holder or the Company of any provisions of any such approval requirements, law or regulations.



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